Exhibit 23.1

Boyle CPA, LLC

Certified Public Accountants & Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Cannabis Global, Inc. (formerly MCTC Holdings, Inc.) (the “Company”) on Form S-1 First Amendment of our report dated October 27, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to our audit of the balance sheets as of August 31, 2020 and 2019, and the statements of operations, stockholders' deficit and cash flows for each of the two years ended August 31, 2020, which report appears in the Prospectus, which is part of this amended Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Bayville, NJ

March 25, 2021